                                                                   EXHIBIT 10.27

                                                              RADIO METRIX, INC.

MEMO

To:      Brent Simon, SDR Metro, Inc.                 via: fax _________________

From:    S. A. Michael, President                              _________________

CC:      SSD, file

Date:    8/28/00

Re:      Consulting Agreement


Brent,

Your continued involvement in the development of technologies attractive to Radio Metrix, Inc. can only be positive. Because we believe this to be true we have decided to accept your offer of consultation to Radio Metrix, Inc. Your experience and creativity should be a productive addition to the R & D process. This decision is important and will hopefully lead to a deeper involvement as successful development projects follow.

Our legal department will (simultaneously with the execution of the patent purchase agreement) prepare a consulting agreement, which will set forth our mutual understanding. The following are some of the points to which we have tentatively agreed:

1. All developments and inventions which are covered by or which constitute a continuation, improvement, expansion or incorporation of Patent No. 5,337,039 will be the exclusive property of Radio Metrix, Inc. You will execute any assignments, reasonably requested by Radio Metrix, Inc., to reflect its ownership.

2. As your availability permits, you will provide problem solving and development engineering services to Radio Metrix, Inc., based on tasks requested by Radio Metrix, Inc. which are intended to support the ongoing R & D of the technology described in Paragraph 1 above. For such tasks, you will be paid out-of-pocket expense reimbursements immediately upon the submission of two working prototypes, complete schematics and drawings, and a materials list of the task assigned together with appropriate receipts. Any expense in excess of $500.00 will require pre-approval in writing from Radio Metrix, Inc. Approved expenses will be limited to hardware, components, assembly materials and other verifiable non-time, non-space and non-travel expenses necessary to complete the tasks assigned by Radio Metrix, Inc. and accepted by you. All products of such assigned tasks will be the property of Radio Metrix, Inc.

3. Should you identify additional projects or tasks which are outside of the material covered in Paragraph 1 hereof, and which are free to be controlled by mutual confidentiality agreements between the parties, you will submit same in detailed writing to Radio Metrix, Inc. for concept review. Should Radio Metrix, Inc., upon completion of review, accept the responsibility to fund "first stage" confidential development of your concept, you will then be authorized in writing to pursue the development and to submit prototypes exclusively to Radio Metrix, Inc. for viability review. In such instances, upon the submission of the prototypes, complete schematics and drawings, material lists, and appropriate receipts, you will be reimbursed for out-of-pocket expenses. Any out-of-pocket expense in excess of $500.00 will require advanced written approval. Should Radio Metrix, Inc. determine, in the exercise of its discretion to proceed with ongoing development or commercialization of the developments or inventions developed under this Paragraph, the parties will execute a written agreement setting forth ownership of the technology/invention, future compensation if the technology is commercialized, and specific authorization and funding/expense reimbursement agreements regarding further stages of development.


                                   EXHIBIT D